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                  KMART CORPORATION AND SUBSIDIARY COMPANIES
                EXHIBIT 12 - INFORMATION ON RATIO OF EARNINGS
                         TO FIXED CHARGES COMPUTATION



                                                                           Fiscal Year Ended
                                                                 -----------------------------------
                                                                 January 25,  January 26,  January 2
(Millions)                                                          1995         1994 *      1993 *
                                                                 -----------  -----------  ---------
Net Income (loss) from continuing retail operations
  before extraordinary items and the effect of
  accounting changes                                            $    260     $   (347)    $    901
Income taxes                                                         114         (191)         474
                                                                --------     --------     --------
Pretax income (loss) from continuing retail operations               374         (538)       1,375

Equity income of unconsolidated affiliated
  retail companies that exceeds distributions                        (42)           3            6

Fixed charges per below                                              803          814          699
  Less interest capitalized during the period                        (17)         (14)         (16)
                                                                --------     --------     --------
Earnings from continuing retail operations                      $  1,118     $    265     $  2,064
                                                                ========     ========     ========
Fixed Charges:
  Interest expense                                              $    521     $    507     $    457
  Rent expense - portion of operating rentals
      representative of the interest factor                          263          290          225
  Other                                                               19           17           17
                                                                --------     --------     --------
                                                                $    803     $    814     $    699
                                                                ========     ========     ========

Ratio of income to fixed charges (1)                                 1.4            -          3.0
                                                                ========     ========     ========

(1) The deficiency of earnings from continuing retail operations versus fixed charges was $549 million for the fiscal year ended January 26, 1994.

* Certain prior year amounts have been restated for the effect of discontinued operations.